CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-64872 on Form N-1A of our reports dated May 15, 2020, relating to the financial statements and financial highlights of AC Alternatives® Market Neutral Value Fund, Equity Income Fund, Large Company Value Fund, Mid Cap Value Fund, NT Large Company Value Fund, NT Mid Cap Value Fund, Small Cap Value Fund, and Value Fund, each a series of American Century Capital Portfolios, Inc., appearing in the Annual Report on Form N-CSR of American Century Capital Portfolios, Inc. for the year ended March 31, 2020, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
July 28, 2020